Exhibit 99.2

StorageTek

Q1 2005 Conference Call

Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. I’ll make a few opening remarks, and then I’ll turn it over to Bobby, who will cover some of the additional financial information on our first quarter performance.

By now, I’m sure you have had the opportunity to read our earnings release. We generated just under $500 million in revenue and earned $0.22 per share, up from $0.21 per share in the same period last year. While we grew our profits on a year-over-year basis, this was not the quarter that we had expected to deliver.

You will recall that we had a very strong fourth quarter, one that substantially exceeded expectations, both those internally and those in the finance community. As a result we entered this year with a backlog and pipeline of business prospects that was significantly smaller than a year ago. However, we felt that, with our new products, we were well positioned to rebuild the pipeline and deliver a strong Q1. And indeed that was the case, in the early part of the quarter. As we entered the last few weeks of the quarter, we had enough deals that were far enough along, we were still expecting to deliver results that were more in line with our own expectations. Obviously, that didn’t happen.

The good news is that we did not lose transactions, instead they were delayed or pushed out to later quarters. And we find that we were not unique in this situation. As evidenced by several others in our industry, many customers in the quarter delayed purchases, for a variety of reasons. I must add that the transactions we were involved with at the end of the quarter is not business that we lost, it is business that we must go out and close in the current and following quarters.

Having said that, our current backlog and pipeline positions have improved from the start of the first quarter of the year and have improved from the second quarter of last year and we expect to deliver better results for the remainder of the year. That is, we expect to return to year-over-year revenue growth in the second quarter and get back to delivering the earnings growth we anticipated coming into the year.

In addition, there were a significant amount of positive results we delivered in the quarter that should not be overlooked.

Our service business continues to perform well. Service revenue was up 6% for the quarter. And we continue to grow our professional services expertise which delivered double-digit revenue growth in the quarter. We continue to see a lot of opportunity in the services area. Our customers look to our professional services as a key enabler and a key component required to successfully integrate and implement an Information Lifecycle Management solution. We believe the addressable markets will continue to be primary storage, data protection and archival requirements.

We are beginning to see the disruption of the primary storage market, as new technologies come to market. Through our existing offerings and those that will be coming out throughout this year, we are enabling customers to make backup and recovery simple and reliable. As corporations identify and establish long-term archival policies and requirements, we bring hardware, software and services that support them in this process. Customers are adopting technologies and services in ways they never have before. We won several new accounts in the first quarter due in large part to our ILM solutions. As an example, one large medical instrument systems provider chose a StorageTek ILM solution including our SL8500, FlexLine disk, and professional services. The customer consolidated three competitor libraries into a single SL8500 and chose the SL8500 because of its redundancy features.

Revenue from our automated tape solutions continued its strong growth and was up 70% from first quarter last year. Our SL8500 high-end library and the SL500 mid-range library both are gaining widespread market acceptance. During the first quarter, we surpassed our 500th SL500 modular library system shipped. Customers are using the system to archive and protect their business critical information. The SL500 was also named Datamation’s 2005 product of the year.

Our automated tape solutions are the preferred solutions of choice for data protection and archiving, in the mid-range, and especially in the high-end compute environments. One customer, a major financial services company was struggling to migrate from a mainframe to an open systems environment. Continual upgrades to the mainframe resulted in increasingly higher costs. The customer purchased two SL8500 libraries with drives, and our professional services team not only helped the customer reduce back-up time, but reduce costs as well. This is just one example in the quarter where the StreamLine library series saved customers time and money while we made back-up and recovery simpler, more predictable, and more reliable.

As we look forward, throughout the year, we will be delivering enhancements to our automation and VSM product lines and we will launch our next generation tape drive and archive software solution. With our current product line and these new offerings, we will continue to distance ourselves from the competition, which should translate into improved revenue performance.

The RD&E investments that we have made over the past few years produced a steady stream of new solutions for our customers. Solutions that have spanned the total storage spectrum, from Tape, Automation to our ILM offerings. This year we are maintaining the pace of our traditional new product introductions, refreshing our product line and introducing next generation storage solutions.

Our disk revenue declined a disappointing 27% from the first quarter of 2004. Clearly, part of the transactions that were pushed out included some of our ILM solutions. Here again, this is more pipeline than anything else. However our Customers continue to recognize that they need an additional tier of storage with price/performance characteristics that bridge the gap between disk and tape. We revenued 45% more terabytes of Bladestore in this quarter, than we did in Q1 of last year. Our Bladestore is being selected as part of the solution in a variety of environments and for a variety of applications, such as disk-to-disk backup and recovery, which is primarily targeted to customers who have shrinking backup windows. BladeStore gives them the opportunity to do a two-stage backup, moving their backup to ATA very rapidly and then, on to tape. Going forward, throughout the year, we will be bringing out our new ATA product offering and new ILM software solutions, and thus we are expecting stronger performance in this business area in the quarters ahead.

In the quarter, we had a couple of wins in our open systems disk business that I would like to talk about. The first transaction was with the US federal government for disk and networking components. We were able to compete and win this business based on our ability to combine our FlexLine disk subsystem along with a high performance file system. The agency had rigid demands for data sharing and data movement across a large enterprise storage environment and SAN infrastructure. In another transaction, we won a major surveillance opportunity with the Canadian government. By partnering with a surveillance software solutions firm, we were able to provide a complete solution using our FlexLine 280 to provide a cost effective and reliable infrastructure on which to store this data with the ability to have a rapid recall when needed. In the second phase of this implementation the customer will be adding a back-end tape archive to accomplish the long-term storage requirement of this data. Our ability to provide a complete ILM solution, that will manage the data from creation to destruction, was critical in our ability to win this deal.

Coming off a very strong fourth quarter and anticipating a continuing strong IT spend in the first quarter, we made investments and expanded our sales channel. This hiring actually started towards the end of last year. Over the last two quarters we added over 80 quality people to our sales force around the world. As these employees become more familiar with our products and the services, we expect them to be productive towards the end of the year.

We also filled some key executive positions this year. We hired Brenda Zawatski as vice president and general manager of Information Lifecycle Management Solutions. Her background is an ideal fit to help our customers look for ways to achieve primary storage efficiency, simplify and automate their backup and recovery processes, and create a flexible compliance and archiving architecture. Prior to joining us, Brenda was vice president of Product and Solutions Marketing for VERITAS Software, where she was responsible for product and solutions strategy, market/customer segmentation, marketing campaigns, and product launches. Her wealth of experience and product management leadership skills will be a major asset to strengthen our market focus and accelerate growth. Prior to VERITAS, Brenda built a distinguished 20-year career at IBM.

In addition to Brenda, we recently hired Nigel Dessau to the position of Chief Marketing Officer, where he will be responsible for all aspects of the company’s marketing, communication and branding efforts. Nigel has spent nearly 20 years in sales, marketing, and executive management positions at IBM in both the U.S. and Europe. He most recently was vice president of their Virtualization Solutions Systems and Technology Group.

John Kitlen also joined us as director of Internal Audit. He came from Level 3 Communications where he led their internal audit function. John is a CPA and began his career at Deloitte & Touche.

I would be remiss, if I didn’t mention that for the fourth consecutive year, Fortune Magazine has named StorageTek number one in the computer peripheral category in its annual ranking of America’s Most Admired Companies. This is a great tribute to not only the employees of StorageTek, but also to our customers and partners who have contributed to our ongoing success.

As I reflect on the quarter, it is clear that the IT market is choppy, as it has been for the past few years. While customers are more optimistic, they continue to be cautious. Having said this, I expect that the IT environment will improve throughout the year. Of the many customers I’ve met with throughout the quarter, most were more optimistic than they were a year ago. However, the majority are still telling me that they haven’t seen any real growth in their budgets. These sentiments were recently substantiated by a recent IDC survey. Our customers continue to try to do more within their existing spending limits and our Information Lifecycle Management strategy is singularly focused on helping them manage exponential data growth while lowering costs and enhancing the efficiency of their overall storage operations.

As I look to the remainder of the year, I am optimistic. As I said we are entering the quarter with a stronger backlog and pipeline than we started the year with. We will be bringing out new products and product enhancements in our tape drive, our tape automation, our ATA family, our virtualization products for both open and MVS, and our ILM software suite. These products and enhancements will continue to strengthen our position in the marketplace, while we continue to expand our addressable markets. More importantly, they match the current IT environment where customer needs are increasing, as their budgets are shrinking. Through our expanded services offerings and cutting-edge technologies, we have an opportunity to position ourselves as a premier partner with our customers.

Similar to other companies in our industry, we experienced a more cautious IT spending environment in the first quarter than we expected coming into the year. While we believe the overall environment, as well as our own circumstances with new product releases, will improve as the year progresses, taking into account our first quarter results, it would be prudent to adjust our revenue growth expectations for the year to be in the 2 to 4% range over last year’s results. However even with the slight decline in our revenue forecasts for the year, we still expect to deliver around $260 million of pre-tax income for the full year.

At this time, I’ll turn it over to Bobby Kocol.